Exhibit 4.1

NICOCORP DEVELOPMENTS LTD.
(the “Company”)

2016 INCENTIVE STOCK OPTION PLAN

1.	Objectives

The Plan is intended as an incentive to enable the Company to:

(a)	attract and retain qualified directors, officers, employees and consultants of the Company and its Affiliates,

(b)	promote a proprietary interest in the Company and its Affiliates among its employees, officers, directors and consultants, and

(c)	stimulate the active interest of such persons in the development and financial success of the Company and its Affiliates.

2.	Definitions

As used in the Plan, the terms set forth below will have the following respective meanings:

“Affiliate” has the meaning ascribed thereto in the Securities Act, as amended from time to time;

“Associate” has the meaning ascribed thereto in the Securities Act, as amended from time to time;

“Board” means the board of directors of the Company;

“Committee” means the Compensation and Organization Committee of the Board;

“Consultant” has the meaning set forth in National Instrument 45-106, as amended or superseded from time to time;

“Company” means Nicocorp Developments Ltd., a company subsisting under the Business Corporations Act (British Columbia) and its successor corporations;

“Director” means a member of the Board;

“Employees” means an employee of the Company or any of its Affiliates and includes:

(a)	an individual who is (or would be if he were employed in Canada) considered an employee of the Company or any of its Affiliates under the Income Tax Act (Canada);

(b)	an individual who works full-time for the Company or any of its Affiliates providing services normally provided by an employee and who is subject to the same direction and control by the Company or such Affiliate over the details and methods of work as an employee of the Company or such Affiliate; and

(c)	an individual who works for the Company or any of its Affiliates on a continuing and regular basis for a minimum amount of time per week or month providing services normally provided by an employee and who is subject to the same control and direction by the Company or such Affiliate over the details of work as an employee of the Company or such Affiliate;

“Insider” has the meaning ascribed thereto in the TSX Company Manual;

“Management Company Employee” means an Employee of a person providing management services to the Company or an Affiliate of the Company (not including promotional or investor relations services);

“Non-Employee Director” means a director of the Company or of an Affiliate of the Company who is not an Employee or an Officer;

“Officer” has the meaning ascribed thereto in the Securities Act;

“Option” means an option to purchase Shares granted under or subject to the terms of the Plan;

“Option Agreement” means a written agreement between the Company and an Optionee that sets forth the terms, conditions and limitations applicable to an Option;

“Option Period” means the period for which an Option is granted;

“Optioned Shares” means the Shares for which an Option is or may become exercisable;

“Optionee” means a person to whom an Option has been granted under the terms of the Plan or who holds an Option that is otherwise subject to the terms of the Plan;

“Plan” means this 2016 Incentive Stock Option Plan of the Company;

“Securities Act” means the Securities Act (British Columbia), R.S.B.C. 1996 c.418, as amended from time to time;

“Shares” means common shares without par value in the capital stock of the Company as the same are presently constituted; and

“TSX” means the Toronto Stock Exchange or any successor thereto.

3.	Administration of the Plan

3.1	The Plan will be administered by the Committee, which will have the duties and responsibilities in respect thereof as set out in the Company’s Compensation and Organization Committee Charter. Notwithstanding the existence of any such Committee, the Board itself will retain independent and concurrent power to undertake any action hereunder delegated to the Committee, whether with respect to the Plan as a whole or with respect to individual Options granted or to be granted under the Plan.

3.2	Subject to the limitations of the Plan, the Board, based upon the recommendation(s) of the Committee, has full power to grant Options, to determine the terms, limitations, restrictions and conditions respecting such Options and to settle, execute and deliver Option Agreements and bind the Company accordingly, to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper and to reserve, allot, fix the price of, and issue Shares pursuant to the grant and exercise of Options, all of which powers must be exercised in the best interests of the Company and in keeping with the objectives of the Plan.

3.3	Any decision of the Board or Committee in the interpretation and administration of the Plan lies within its absolute discretion and is final, conclusive and binding on all parties concerned. No member of the Board or Committee is liable for anything done or omitted to be done by such member, by any other member of the Board or Committee or by any officer of the Company, in connection with the performance of any duties under the Plan, except those which arise from such member’s own wilful misconduct or as expressly provided by statute.

3.4	The Company will pay all administrative costs of the Plan.

4.	Eligibility for Options

4.1	Options may be granted to Employees, Officers, Directors (including Non-Employee Directors), Management Company Employees, and Consultants of the Company and its Affiliates who are, in the opinion of the Committee, in a position to contribute to the success of the Company or any of its Affiliates or who, by virtue of their service to the Company or any predecessors thereof or to any of its Affiliates, are in the opinion of the Committee, worthy of special recognition. Except as may be otherwise set out in this Plan, the granting of Options is entirely discretionary. Nothing in this Plan will be deemed to give any person any right to participate in this Plan or to be granted an Option and the designation of any Optionee in any year or at any time will not require the designation of such person to receive an Option in any other year or at any other time. The Committee will consider such factors as it deems pertinent in selecting participants and in determining the amounts and terms of their respective Options for recommendation to the Board.

4.2	If an Optionee who is granted an Option is an Employee, Management Company Employee or Consultant of the Company or any of its Affiliates, the Option Agreement pertaining to such Option will contain a representation by the Optionee that the Optionee is a bona fide Employee, Management Company Employee or Consultant of the Company or its Affiliates.

4.3	Subject to:

(a)	the acceptance of this Plan for filing by the TSX; and

(b)	the approval of this Plan by the shareholders,

any options over securities of the Company previously granted by the Company which remain outstanding as at January 22, 2016, will be deemed to have been issued under and will be governed by the terms of the Plan provided that, in the event of inconsistency between the terms of the agreements governing such options previously granted and the terms of the Plan, the terms of such agreements will govern.

4.4	Subject to any applicable regulatory approvals, Options may also be granted under the Plan in exchange for outstanding options granted by the Company or any predecessor Company thereof or any Affiliate thereof, whether such outstanding options were granted under the Plan, under any other stock option plan of the Company or any predecessor Company or any Affiliate thereof, or under any stock option agreement with the Company or any predecessor Company or Affiliate thereof.

4.5	Subject to any applicable regulatory approvals, Options may also be granted under the Plan in substitution for outstanding options of one or more other companies in connection with a plan of arrangement or exchange, amalgamation, merger, consolidation, acquisition of property or shares, or other reorganization between or involving such other companies the Company or any of its Affiliates.

5.	Number of Shares Reserved under the Plan

5.1	The number of Shares that may be reserved for issuance under the Plan is limited as follows:

(a)	the maximum aggregate number of Shares which may be made issuable pursuant to the exercise of Options granted under the Plan at any particular time (together with those Shares which may be issued pursuant to any other security-based compensation plan of the Company or any other options for services granted by the Company at such time) will be a maximum of ten percent (10%) of the number of issued and outstanding Shares at such time, provided that if any Option subject to the Plan is exercised, forfeited, expires, is terminated or is cancelled for any reason whatsoever, then the Shares previously subject to such Option are automatically reloaded and available for future Option grants; and

(b)	if and for so long as the Shares are listed on the TSX:

(i)	the maximum aggregate number of Shares that may be reserved under the Plan or other share compensation arrangements of the Company for issuance to Insiders at any particular time will not exceed ten percent (10%) of the issued and outstanding number of Shares at such time; and

(ii)	the number of Shares issued to Insiders pursuant to the Plan (together with any Shares issued to Insiders pursuant to any other share compensation arrangements of the Company) within a 12 month period will not exceed ten percent (10%) of the issued and outstanding number of Shares.

6.	Number of Optioned Shares per Option

6.1	Subject always to the limitations in subsection 5.1, the number of Optioned Shares under an Option will be determined by the Committee, in its discretion, at the time such Option is granted, taking into consideration the Optionee’s present and potential contribution to the success of the Company and taking into account all other Options then held by such Optionee.

7.	Price

7.1	The exercise price per Optioned Share under an Option will be determined by the Committee, in its discretion, at the time such Option is granted, but such price will be not less than the greater of:

(a)	the closing price of the Shares on the TSX on the trading day immediately preceding the day on which the Option is granted (provided that if there are no trades on such day then the last closing price within the preceding ten trading days will be used, and if there are no trades within such ten-day period, then the simple average of the bid and ask prices on the trading day immediately preceding the day of grant will be used); and

(b)	the volume weighted average trading price (calculated by dividing the total value by the total volume of Shares traded on the TSX during the relevant period) of the Shares on the TSX for the five trading days immediately prior to the date of grant.

The exercise price at which, and the number of optioned securities for which, an outstanding Option may be exercised following a subdivision or consolidation of the Shares will be subject to adjustment in accordance with section 11.

7.2	The exercise price per Optioned Share under an Option may be reduced at the discretion of the Committee if:

(a)	at least six months has elapsed since the later of the date such Option was granted and the date the exercise price for such Option was last amended; and

(b)	shareholder approval is obtained, including disinterested shareholder approval if required by the TSX, for any reduction in the exercise price under an Option;

provided that none of the conditions in this subsection 7.2 will apply in the case of an adjustment made under section 11.

8.	Option Period and Exercise of Options

8.1	The Option Period for an Option will be determined by the Committee at the time the Option is granted and may be up to 10 years from the date the Option is granted. At the time an Option is granted, the Committee may determine that, with respect to that Option, upon the occurrence of one of the events described in subsection 10.1 there will come into force a time limit for exercise of such Option which is different than the Option Period, and in the event of such a determination, the Option Agreement for such Option will contain provisions which specify the events and time limits related to that determination. Subject to the applicable maximum Option Period provided for in this subsection 8.1 and subject to applicable regulatory requirements and approvals, the Committee may extend the Option Period of an outstanding Option beyond its original expiration date, provided that shareholder approval, including disinterested shareholder approval if required by the TSX, is obtained for any extension of the Option Period of an outstanding Option.

8.2	The Committee may determine when any Option will become exercisable and may determine that the Option will be exercisable in instalments.

8.3	If there is a takeover bid or tender offer made for all or any of the issued and outstanding Shares, then the Board may, in its sole and absolute discretion and if permitted by applicable legislation and the policies and rules of any stock exchange or regulatory body having jurisdiction over the securities of the Company, unilaterally determine that outstanding Options, whether fully vested and exercisable or subject to vesting provisions or other limitations on exercise, will be conditionally exercisable in full to enable the Optioned Shares subject to such Options to be conditionally issued and tendered to such bid or offer, subject to the conditions that if the bid or offer is not duly completed the exercise of such Options and the issue of such Shares will be rescinded and nullified and the Options, including any vesting provisions or other limitations on exercise which were in effect will be re-instated.

8.4	The vested portions of Options will be exercisable, in whole or in part, at any time after vesting. If an Option is exercised for fewer than all of the Optioned Shares for which the Option has then vested, the Option will remain in force and exercisable for the remaining Optioned Shares for which the Option has then vested, according to the terms of such Option.

8.5	The exercise of any Option will be contingent upon receipt by the Company of payment in full for the exercise price of the Shares being purchased in cash by way of certified cheque or bank draft. Neither an Optionee nor the legal representatives, legatees or distributees of such Optionee will be, or will be deemed to be, a holder of any Shares subject to an Option under the Plan unless and until:

(a)	certificates for such Shares are issuable to the Optionee or such other persons pursuant to the Option or the Plan; or

(b)	such Shares are registered in the name of the Optionee or such other persons pursuant to the Option or the Plan in accordance with any system of direct registration that may be adopted by the Company.

8.6	Notwithstanding the provisions of subsection 8.1 or the date of expiration of an Option determined in accordance with this Plan (“Fixed Term”), the date of expiration of an Option will be adjusted, without being subject to Board or Committee discretion, to take into account any blackout period imposed on the Optionee by the Company as follows:

(a)	if the Fixed Term expiration date falls within a blackout period imposed on the Optionee by the Company, then the Fixed Term expiration date is extended to the close of business on the 10th business day after the end of such blackout period (the “Blackout Expiration Term”); or

(b)	if the Fixed Term expiration date falls within two business days after the end of a blackout period imposed on the Optionee by the Company, then the Fixed Term expiration date will be that date which is the Blackout Expiration Term reduced by that number of business days between the Fixed Term expiration date and the end of such blackout period (i.e. Options whose Fixed Term expires two business days after the end of the blackout period will only have an additional eight business days to exercise.)

9.	Stock Option Agreement

9.1	Upon the grant of an Option to an Optionee, the Company and the Optionee will enter into an Option Agreement setting out the number of Optioned Shares subject to the Option, the Option Period and, if applicable, the vesting schedule for the Option, and incorporating the terms and conditions of the Plan and any other requirements of regulatory authorities and stock exchanges having jurisdiction over the securities of the Company, together with such other terms and conditions as the Committee may determine in accordance with the Plan.

10.	Effect of Termination of Employment or Death

10.1	An outstanding Option will remain in full force and effect and exercisable according to its terms for the Option Period notwithstanding that the holder of such Option ceases to be an Employee, Officer, Director (including a Non-Employee Director), Management Company Employee, or Consultant of the Company or an Affiliate for any reason, including death, subject always to any express term in any Option Agreement made pursuant to subsection 8.1 which provides that upon the occurrence of one of such events there will come into force a time limit for exercise of such Option which is different than the Option Period. So long as the Shares are listed on the TSX (unless otherwise permitted by the TSX) the maximum period within which the heirs or administrators of a deceased Optionee may exercise any portion of an outstanding Option is one year from the date of death or the balance of the Option Period, whichever is earlier.

10.2	In the event of the death of an Optionee, an Option which remains exercisable may be exercised in accordance with its terms by the person or persons to whom such Optionee’s rights under the Option will have passed under the Optionee’s will or pursuant to law.

11.	Adjustment in Shares Subject to the Plan

11.1	Following the date an Option is granted, the exercise price for and the number of Optioned Shares which are subject to an Option will be adjusted, with respect to the then unexercised portion thereof, by the Committee from time to time (on the basis of such advice as the Committee considers appropriate, including, if considered appropriate by the Committee, a certificate of the auditor of the Company) in the events and in accordance with the provisions and rules set out in this section 11, with the intent that the rights of Optionees under their Options are, to the extent possible, preserved notwithstanding the occurrence of such events. The Committee will conclusively determine any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules, and any such determination will be binding on the Company, the Optionee and all other affected parties.

11.2	The number of Optioned Shares to be issued on the exercise of an Option will be adjusted from time to time to account for each dividend of Shares (other than a dividend in lieu of cash dividends paid in the ordinary course), so that upon exercise of the Option for an Optioned Share the Optionee will receive, in addition to such Optioned Share, an additional number of Shares (“Additional Shares”), at no further cost, to adjust for each such dividend of Shares. The adjustment will take into account every dividend of Shares that occurs between the date of the grant of the Option and the date of exercise of the Option for such Optioned Share. If there has been more than one such dividend, the adjustment will also take into account that the dividends that are later in time would have been distributed not only on the Optioned Share had it been outstanding, but also on all Additional Shares which would have been outstanding as a result of previous dividends.

11.3	If the outstanding Shares are changed into or exchanged for a different number or kind of shares or into or for other securities of the Company or securities of another Company or entity, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then on each exercise of the Option which occurs following such events, for each Optioned Share for which the Option is exercised, the Optionee will instead receive the number and kind of shares or other securities of the Company or other Company into which such Option Share would have been changed or for which such Option Share would have been exchanged if it had been outstanding on the date of such event.

11.4	If the outstanding Shares are changed into or exchanged for a different number or kind of shares or into or for other securities of the Company or securities of another Company or entity, in a manner other than as specified in subsections 11.2 or 11.3, then the Committee, in its sole discretion, may make such adjustment to the securities to be issued pursuant to any exercise of the Option and the exercise price to be paid for each such security following such event as the Committee in its sole and absolute discretion determines to be equitable to give effect to the principle described in subsection 11.1 and such adjustments will be effective and binding upon the Company and the Optionee for all purposes.

11.5	If the Company distributes, by way of a dividend or otherwise, to all or substantially all holders of Shares, property, evidences of indebtedness or shares or other securities of the Company (other than Shares) or rights, options or warrants to acquire Shares or securities convertible into or exchangeable for Shares or other securities or property of the Company, other than as a dividend in the ordinary course, then, if the Committee, in its sole discretion, determines that such action equitably requires an adjustment in the exercise price under any outstanding Option or in the number(s) of Optioned Shares subject to any such Option, or both, such adjustment may be made by the Committee and will be effective and binding on the Company and the Optionee for all purposes.

11.6	No adjustment or substitution provided for in this section 11 will require the Company to issue a fractional share in respect of any Option. Fractional shares will be eliminated.

11.7	The grant or existence of an Option will not in any way limit or restrict the right or power of the Company to effect adjustments, reclassifications, reorganizations, arrangements or changes of its capital or business structure, or to amalgamate, merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

11.8	Any adjustment or substitution provided for in this section 11 will require the acceptance for filing thereof by the TSX.

12.	Non-Assignability

12.1	Neither the Options nor the benefits and rights of any Optionee under any Option or under the Plan will be assignable or otherwise transferable, except as specifically provided in subsection 10.2 in the event of the death of the Optionee. During the lifetime of the Optionee, all such Options, benefits and rights may only be exercised by the Optionee.

13.	Employment

13.1	Nothing contained in the Plan will confer upon any Optionee, or any person employing a Management Company Optionee, any right with respect to employment or continuance of employment with, or the provision of services to, the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the Optionee’s employment or the services of any such person at any time. Participation in the Plan by an Optionee is voluntary.

14.	Regulatory Acceptances

14.1	The Plan is subject to the acceptance of the Plan for filing by the TSX, and the Committee is authorized to amend the Plan from time to time in order to comply with any changes required from time to time by such applicable regulatory authorities, whether as conditions to the acceptance for filing of the Plan or otherwise, provided that no such amendment will in any way derogate from the rights held by Optionees holding Options (vested or unvested) at the time thereof without the consent of such Optionees.

14.2	The obligation of the Company to issue and deliver Optioned Shares pursuant to the exercise of any Options granted under the Plan is subject to the acceptance of the Plan for filing by the TSX. If any Shares cannot be issued to any Optionee for any reason, including, without limitation, the failure to obtain such acceptance for filing, then the obligation of the Company to issue such Optioned Shares will terminate and any amounts paid to the Company for such Optioned Shares will be returned to the Optionee forthwith without interest or deduction.

15.	Securities Regulation and Tax Withholding

15.1	Where necessary to enable the Company to use an exemption from requirements to register Optioned Shares or file a prospectus or use a registered dealer to distribute Optioned Shares under securities laws applicable to the securities of the Company in any jurisdiction, an Optionee, upon the acquisition of any Optioned Shares by the exercise of Options and as a condition to such exercise, will provide to the Committee such evidence as the Committee requires to demonstrate that the Optionee or recipient will acquire such Optioned Shares with investment intent (i.e. for investment purposes) and not with a view to their distribution, including an undertaking to that effect in a form acceptable to the Committee. The Committee may cause a legend or legends to be placed upon any certificates for the Optioned Shares to make appropriate reference to applicable resale restrictions, and the Optionee or recipient will be bound by such restrictions. The Committee also may take such other action or require such other action or agreement by such Optionee or proposed recipient as may from time to time be necessary to comply with applicable securities laws. This provision will in no way obligate the Company to undertake the registration or qualification of any Options or the Optioned Shares under any securities laws applicable to the securities of the Company.

15.2	The Committee and the Company may take all such measures as they deem appropriate to ensure that the Company’s obligations under the withholding provisions under income tax laws applicable to the Company and other provisions of applicable laws are satisfied with respect to the issuance of Shares pursuant to the Plan or the grant or exercise of Options under the Plan.

15.3	Without limiting the generality of subsection 15.2, the Company will have the right to deduct and withhold from any amount payable or consideration deliverable to an Optionee (a “Participant”), either under the Plan or otherwise, such amount or consideration as may be necessary to enable the Company to comply with the applicable requirements of any federal, provincial, state or local law, or any administrative policy of any applicable tax authority, relating to the deduction, withholding or remittance of tax or any other required deductions or remittances with respect to awards hereunder (“Withholding Obligations”). The Company will also have the right in its discretion to satisfy any liability for any Withholding Obligations by withholding and selling, or causing a broker to sell, on behalf of any Participant, such number of Shares issued to the Participant pursuant to an exercise of Options hereunder as is sufficient to fund the Withholding Obligations (after deducting commissions payable to the broker and other costs and expenses), or retaining any amount or consideration which would otherwise be paid, delivered or provided to the Participant hereunder. The Company may require a Participant, as a condition to granting an Option or the exercise of an Option, to make such arrangements as the Company may in its discretion require so that the Company can satisfy applicable Withholding Obligations, including, without limitation:

(a)	requiring the Participant to remit the amount of any such Withholding Obligations to the Company in advance;

(b)	requiring the Participant to indemnify and reimburse the Company for any such Withholding Obligations;

(c)	withholding and selling Shares acquired by the Participant under the Plan, or causing a broker to sell such Shares on behalf of the Participant, withholding from the proceeds realized from such sale the amount required to satisfy any such Withholding Obligations, and remitting such amount directly to the Company; or

(d)	any combination thereof.

15.4	Any Shares of a Participant that are sold by the Company, or by a broker engaged by the Company (the “Broker”), to fund Withholding Obligations will be sold as soon as practicable in transactions effected on the exchange on which the Shares are then listed for trading, if any. In effecting the sale of any such Shares, the Company or the Broker will exercise its sole judgment as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price. Neither the Company nor the Broker will be liable for any loss arising out of any sale of such Shares including any loss relating to the manner or timing of such sales, the prices at which the Shares are sold or otherwise. In addition, neither the Company nor the Broker will be liable for any loss arising from a delay in transferring any Shares to a Participant. The sale price of Shares sold on behalf of Participants will fluctuate with the market price of the Company’s shares and no assurance can be given that any particular price will be received upon any such sale.

15.5	Issuance of Shares or delivery of share certificates for or direct registration of Shares purchased pursuant to the Plan may be delayed, at the discretion of the Committee, until the Committee is satisfied that the applicable requirements of income tax laws and other applicable laws have been met.

16.	Amendment and Termination of Plan

16.1	Subject to the policies, rules and regulations of any lawful authority having jurisdiction (including the TSX or any other stock exchange on which the Shares may be listed), the Board may, at any time, without further action or approval by the shareholders of the Company, amend the Plan, any Option or Option Agreement in such respects as it may consider advisable to:

(a)	ensure that the Options granted hereunder will comply with any provisions respecting stock options in tax and other laws in force in any country or jurisdiction of which a Optionee to whom an Option has been granted may from time to time be resident or a citizen;

(b)	make amendments of an administrative nature;

(c)	correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Option or Option Agreement;

(d)	change the vesting provisions of an Option or the Plan;

(e)	change termination provisions of an Option provided that the expiry date does not extend beyond the original expiry date;

(f)	add or modify a cashless exercise feature providing for payment in cash or securities upon the exercise of Options;

(g)	make any amendments required to comply with applicable laws or the requirements of the TSX or any regulatory body or stock exchange with jurisdiction over the Company;

(h)	add or change provisions relating to any form of financial assistance provided by the Company to participants under the Plan that would facilitate the purchase of securities under the Plan; and

provided that shareholder approval must be obtained for any amendment that results in:

(i)	an increase in the Shares issuable under Options granted pursuant to the Plan;

(j)	a change in the persons who qualify as participants eligible to participate under the Plan;

(k)	a reduction in the exercise price of an Option;

(l)	the cancellation and reissuance of any Option;

(m)	the extension of the term of an Option;

(n)	a change in the Insider participation limit contained in subsection 5.1(b);

(o)	Options becoming transferable or assignable other than for the purposes described in section 10; and

(p)	a change in the amendment provisions contained in this section 16.

16.2	No Shares will be issued under any amendment to this Plan unless and until the amended Plan has been accepted for filing by the TSX.

16.3	The Plan may be abandoned or terminated in whole or in part at any time by the Board, except with respect to any Option then outstanding under the Plan.

16.4	The Board may not, without the consent of the affected Optionee(s), alter or impair any of the rights or obligations under any Option then outstanding under the Plan.

17.	No Representation or Warranty

17.1	The Company makes no representation or warranty as to the future market value of any Shares or Optioned Shares.

18.	General Provisions

18.1	Nothing contained in the Plan will prevent the Company or any of its Affiliates from adopting or continuing in effect other compensation arrangements (subject to shareholder approval if such approval is required by TSX) and such arrangements may be either generally applicable or applicable only in specific cases.

18.2	The validity, construction and effect of the Plan, the grants of Options, the issue of Optioned Shares, any rules and regulations relating to the Plan any Option Agreement, and all determinations made and actions taken pursuant to the Plan, will be governed by and determined in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

18.3	If any provision of the Plan or any Option Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Option, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision will be stricken as to such jurisdiction, person, or Option and the remainder of the Plan and any such Option Agreement will remain in full force and effect.

18.4	Neither the Plan nor any Option will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates and an Optionee or any other person.

18.5	Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

19.	Term of the Plan

19.1	The Plan will be effective as of January 22, 2016, subject to its approval by the shareholders of the Company and acceptance for filing by the TSX pursuant to section 14.

19.2	The Plan will be effective until January 22, 2026 unless the Plan is earlier terminated by the Board pursuant to section 16, and no Option will be granted under the Plan after that date. Unless otherwise expressly provided in the Plan or in an applicable Option Agreement, the Option Period for any Option granted hereunder will, and any authority of the Board to amend, alter, adjust, suspend, discontinue or terminate any such Option or to waive any conditions or rights under any such Option will, continue after termination of the Plan on January 22, 2026 or any earlier termination date of the Plan, notwithstanding such termination.

Adopted by the Board
(subject to Shareholder and TSX approval):	January 22, 2016

Accepted for filing by the TSX:	February 23, 2016

Approved by the Shareholders:	February 23, 2016

NIOCORP DEVELOPMENTS LTD.
ADDENDUM TO 2016 INCENTIVE STOCK OPTION PLAN

This Addendum (the “Amendment”) to the 2016 Incentive Stock Option Plan (the “Plan”) of NioCorp Developments Ltd. (the “Company”) has been adopted and approved by the Board of Directors of the Company pursuant to Sections 16.1(a) and (g) of the Plan to comply with the requirements of United States securities and tax law in relation to the issuance of Options under the Plan. The terms of the Plan and any applicable Option agreement shall control, except as provided in this Addendum. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Grant of options to U.S. Employees

1.	Options granted to U.S. residents under the Plan will be granted as nonqualified stock options.

Definitions

2.	"Code" means the U.S. Internal Revenue Code of 1986, as amended.

3.	The definition of “Consultant” as set forth in Article 2 of the Plan is limited to natural persons or entities solely owned by such natural persons, and the services rendered by such natural persons may not be in connection with the offer or sale of securities in a capital-raising transaction, and may not directly or indirectly promote or maintain a market for the registrant's securities.

State Attachment Provisions

4.	Optionees who are residents of the State of California will be subject to the additional terms and conditions set forth in Attachment A to this Addendum.

Compliance with Applicable Law

5.	The terms of this Addendum, the Plan (including any terms of the Plan that permit adjustments or modifications to the terms of the Plan or any Options), the Options, and any applicable Attachment to this Addendum for compliance with the laws of any state of the United States shall be interpreted and applied in a manner consistent with all United States applicable laws and regulations, including the requirements under Sections 409A and 424 of the Code and the regulations issued thereunder.

6.	Section 4.4 of the Plan is subject to the following additional provision: “Provided that any Options granted in exchange for options held by US Persons shall be in a manner compliant with Section 409A of the Code.”

7.	Section 4.5 of the Plan is subject to the following additional provision: “Provided that any Options granted in substitution for options held by US Persons shall be in a manner compliant with Section 409A of the Code.”

8.	Section 7.2 is subject to the following additional provision: “Provided that any reduction in the exercise price per Optioned Shares under an Option shall be in a manner compliant with Section 409A of the Code.”

9.	Section 8.1 is subject to the following additional provision: “Provided that no Option Period may be extended if such extension would violate Section 409A of the Code with respect to an Option held by a person resident in the United States or otherwise subject to the provisions of the Code.”

ATTACHMENT A
TO THE ADDENDUM TO THE 2016 STOCK OPTION PLAN
OF
NIOCORP DEVELOPMENTS LTD.
(For California Residents Only)

This Attachment A to the Addendum (the “Addendum”) of NioCorp Developments Ltd. 2016 Stock Option Plan (the “Plan”) shall have application only to Optionees who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in the Addendum or the Plan, unless otherwise provided in this Attachment. Notwithstanding any provision contained in the Plan to the contrary and to the extent required by applicable law, the following terms and conditions shall apply to all Options granted to residents of the State of California, until such time as the Shares become a “listed security” under the U.S. Securities Act of 1933, as amended, or otherwise qualify for an exemption from the applicable provisions of the California Code:

1.	The maximum number of Shares that may be allotted for issuance under the Addendum is 10,000,000. If Options are surrendered, terminated or expire without being exercised, new Options may be granted covering Shares not purchased under such lapsed Options.

2.	The Option Price for Options granted to any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries may not be reduced in accordance with Section 7.2 of the Plan.

3.	Options shall be non-transferrable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the U.S. Internal Revenue Code of 1986, the Plan Administrator, in its discretion, may permit distribution of an Option to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in Rule 16a-1(e) of the U.S. Securities Exchange Act of 1934, as amended.

4.	Unless employment is terminated for cause, the right to exercise an Option in the event of termination of employment, to the extent that the Optionee is otherwise entitled to exercise an Option on the date employment terminates, shall be

(a)	at least six months from the date of termination of employment if termination was caused by death or disability (as determined pursuant to Applicable Laws); and

(b)	at least 30 days from the date of termination if termination of employment was caused by other than death or disability (as determined pursuant to Applicable Laws);

(c)	but in no event later than the remaining term of the Option.

5.	No Option may be granted to a resident of California more than ten years after the earlier of the date of adoption of the Addendum by the Board and the date the Addendum is approved by the shareholders.

6.	Any Option exercised before shareholder approval of this Addendum is obtained shall be rescinded if shareholder approval is not obtained within 12 months before or after the date of the first grant to a California resident. Such Shares shall not be counted in determining whether such approval is obtained.

7.	No Option may have an exercise period longer than ten years from the date the Option is granted.

8.	The Company shall provide annual financial statements of the Company to each California resident holding an outstanding Option under the Plan. Such financial statements need not be audited and need not be issued to key employees whose duties at the Company assure them access to equivalent information. This Section shall not apply if the Plan (including the Addendum) complies will all conditions of Rule 701 of the Securities Act of 1933, as amended.

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